EXHIBIT 99.52

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) dated as of February 8, 2013 (the “Termination Date”), by and among SUN PHARMACEUTICAL INDUSTRIES LTD., a corporation organized under the laws of India (“Parent”), ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD., a corporation organized under the laws of Hungary and under the control of Parent (“Alkaloida”), ADITYA ACQUISITION COMPANY LTD., an Israeli company under the control of Parent and a direct wholly owned subsidiary of Alkaloida (“Merger Sub”), and TARO PHARMACEUTICAL INDUSTRIES LTD., an Israeli company (the “Company”), with such foregoing entities also referred to hereafter individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have made and entered into an Agreement of Merger, dated as of August 12, 2012 (the “Merger Agreement”), pursuant to which Merger Sub was to be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS the respective Boards of Directors of Parent, Alkaloida and Merger Sub and the Special Committee of the Company have approved the execution, delivery and performance of this Termination Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, Alkaloida, Merger Sub and the Company (acting at the direction of the Special Committee) have mutually agreed to terminate the Merger Agreement on the terms and conditions set forth therein and in this Termination Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Alkaloida, Merger Sub and the Company hereby agree as follows (all capitalized terms used and not defined herein shall have the meanings specified in the Merger Agreement):

1.           Termination.  Pursuant to Section 7.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated, including, without limitation, provisions of the Merger Agreement which by their terms would otherwise have survived the termination of the Merger Agreement, and is of no further force or effect, effective as of the Termination Date (the “Termination”).

2.           Effect of Termination.  Effective as of the Termination Date, none of Parent, Alkaloida or Merger Sub (or their Affiliates or their respective directors, officers, employees, agents or other representatives), on the one hand, nor the Company (or its Affiliates or its directors, officers, employees, agents or other representatives), on the other hand, shall have any liability or obligation to each other under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement.

3.           Representations and Warranties.  Each of Parent, Alkaloida, Merger Sub and the Company hereby represents and warrants as to itself that: (a) it has the corporate right, power and authority to enter into, to deliver and to perform its obligations under this Termination Agreement, (b) the execution, delivery and performance by it has been duly authorized by all necessary action, (c) it has duly and validly executed and delivered this Termination Agreement, and (d) assuming due authorization, execution and delivery of this Termination Agreement by the other Parties, this Termination Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Except as expressly set forth in this Section 3, no Party makes additional representations or warranties express, implied or statutory as to any other matter whatsoever.

4.           Release.  Parent, Alkaloida, Merger Sub and the Company agree that no Party hereto shall have any obligations to make any payments to any other Party, under the Merger Agreement or otherwise arising out of or related to any aspect of the Merger Agreement, and notwithstanding anything in the Merger Agreement to the contrary, each of Parent, Alkaloida, Merger Sub and the Company, on behalf of itself and each of its parents, Affiliates and Subsidiaries, and its directors, officers, employees, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably releases, acquits and forever discharges the other Releasing Parties, and each and all of the other Releasing Parties’ parents, Affiliates and Subsidiaries, and their past and present officers, directors, employees, agents, representatives, attorneys, advisors, successors and assigns (collectively, the “Released Parties”) of and from, and covenants not to sue any such persons for, any and all claims, demands, causes of action, suits, debts, liabilities, damages, costs, expenses (including, but not limited to, attorney’s fees), judgments, taxes, penalties, charges, complaints, contracts, covenants, agreements, controversies and other obligations, whether now known or unknown, that the Releasing Parties, severally or jointly with others, had, have or may have against the Released Parties, or any of them by reason of, arising out of or relating to any aspect of the Merger Agreement.

5.           Press.  Immediately following the execution and delivery of this Termination Agreement, the Parties shall issue a mutually agreed upon joint press release announcing the execution of this Termination Agreement.  Each of the Parties shall have the right to make such other statements as it deems necessary or appropriate; provided that, other than as a Party may determine based on advice of counsel is necessary to respond to any legal or regulatory process or proceeding or as may be required by law, regulation or security exchange listing requirement, each of the Parties hereto will use its commercially reasonable efforts not to make any public statements (including in any filing with the Securities and Exchange Commission or any other regulatory or governmental agency, including any stock exchange, or except as may be required by law) that are materially inconsistent with, or otherwise contrary to, the jointly approved statements in the press release issued pursuant to this Section 5.

6.           Applicable Law; Jurisdiction.  This Termination Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, disregarding the provisions concerning internal conflict of laws.  All actions and proceedings arising out of or relating to this Termination Agreement shall be heard and determined exclusively in any court sitting in any New York state or federal court sitting in The City of New York in the United States of America.

7.           Assignability; No Third-Party Rights.  This Termination Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Termination Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Termination Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect. Nothing in this Termination Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Termination Agreement.

8.           Amendments and Waiver.  This Termination Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.           Severability.  Any term or provision of this Termination Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Termination Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Termination Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Termination Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.           Specific Performance.  The Parties agree that (a) irreparable harm would occur in the event any of the provisions of this Termination Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Termination Agreement and to enforce specifically the terms and provisions of this Termination Agreement, this being in addition to any other remedy or remedies to which such Party is entitled at law or in equity and (b) the Audit Committee of the Company shall be permitted, on behalf of the Company, to seek to enforce the obligations of Parent, Alkaloida and Merger Sub under this Termination Agreement.

11.           Construction.

a.
For purposes of this Termination Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b.
The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Termination  Agreement.

c.
As used in this Termination Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d.	Except as otherwise indicated, all references in this Termination Agreement to “Sections” are intended to refer to Sections of this Termination Agreement.

e.
The underlined headings contained in this Termination Agreement are for convenience of reference only, shall not be deemed to be a part of this Termination Agreement and shall not be referred to in connection with the construction or interpretation of this Termination Agreement.

12.           Entire Agreement; Counterparts ; Exchanges by Facsimile.  This Termination Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.  This Termination Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Termination Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Termination Agreement.

[Remainder of page intentionally left blank]

           IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the date first written above.

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Sudhir V. Valia
Name:	Sudhir V. Valia
Title:	Director

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By:	/s/ Harin Mehta
Name:	Harin Mehta
Title:	Director

ADITYA ACQUISITION COMPANY LTD.

By:	/s/ Sudhir V. Valia
Name:	Sudhir V. Valia
Title:	Director

TARO PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ James H. Kedrowski
Name:	James H. Kedrowski
Title:	Interim Chief Executive Officer

[Termination Agreement]